Exhibit 99.07

News Release

—FOR IMMEDIATE RELEASE—

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES FEBRUARY 28, 2003 ASSETS UNDER MANAGEMENT

2003 EARNINGS GUIDANCE UPDATED

Alliance to Buy up to 500,000 Units to Fund Deferred Compensation Plans

New York, NY, March 13, 2003 — Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management (AUM) of approximately $382 billion at February 28, 2003 compared to $382 billion at January 31, 2003 and $441 billion at February 28, 2002.

                “We are pleased to report that assets under management were stable in February, despite a modest decline in equity markets,” said Bruce W. Calvert, Chairman and Chief Executive Officer.  “Nevertheless, as equity markets have continued to decline in March, we believe that it is appropriate to reduce our previous 2003 earnings guidance, which assumed a positive contribution from the capital markets spread over the year.  Trading volumes in our brokerage business have also been below expectations and below year-earlier levels thus far in 2003.  Thus, we are revising our estimate of 2003 net operating earnings for Alliance Holding to $1.80-$1.90 per Unit.

                “As we have discussed on numerous occasions, we continue to evaluate the recoverability of our deferred sales commission asset in the context of the weak market environment. This could result in a non-cash charge to earnings if ongoing analysis suggests long-lasting impairment.

                “Net of market conditions, our business is performing about as expected and we remain optimistic about our prospects as markets begin to recover.”

                Additionally, Alliance Capital expects to engage in open-market purchases, block trades or negotiated transactions for up to 500,000 Alliance Holding Units, from time to time, at its discretion, to fund obligations under certain deferred compensation plans.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

ASSETS UNDER MANAGEMENT

($ billions)

	At February 28, 2003 (preliminary)				At Jan 31, 2003	At Dec 31, 2002	At Feb 28, 2002*
	Retail	Institutional Investment Management	Private Client	Total	Total	Total	Total
Equity
Growth	$37	$62	$4	$103	$104	$109	$159
Value	22	49	24	95	98	99	103
Total Equity	59	111	28	198	202	208	262

Fixed Income	72	79	11	162	157	156	148

Passive	3	19	0	22	23	23	31

Total	$134	$209	$39	$382	$382	$387	$441

* AUM previously reported as of each date prior to March 31, 2002, have been restated to conform to the March 31, 2002 presentation.  AUM now reflects the reclassification of institutional cash management and sub-advised variable annuity accounts from Institutional Investment Management to Retail and certain Private Client accounts to Retail and Institutional Investment Management.  AUM now also excludes assets managed by unconsolidated affiliates.

Alliance Holding net operating earnings per Unit is diluted net income per Unit excluding Alliance Holding’s proportionate share of Alliance Capital’s amortization of intangibles and non-recurring items.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30.7% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 1.9% of the outstanding publicly traded Alliance Holding Units and approximately 54.6% of the outstanding Alliance Capital Units, which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 55.7% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.